Exhibit 99.1

Liberty Global Reports Q2 2024 Results

Sunrise spin-off on track for Q4'24 and Capital Markets Day to be held in Zurich on September 9

Significant progress on our fixed and mobile network strategies including fiber deployments in the U.K., Belgium and Ireland, as well as strategic network sharing agreements with Vodafone in the U.K. and Proximus in Belgium

$3.5 billion(i) consolidated cash balance supported by ~$420 million of proceeds1 from All3Media sale

Strong financial performance in the Netherlands, building commercial momentum in Switzerland, and fixed ARPU recovery in the U.K.

Updating full-year revenue guidance at VMO2 to 'low to mid-single-digit decline' reflecting lower handset sales; on track for all remaining OpCo guidance targets

Denver, Colorado: July 25, 2024
Liberty Global Ltd. today announced its Q2 2024 financial results.
CEO Mike Fries stated, “Q2 has been another active quarter as we've continued to drive our strategic priorities; maximizing the value of our FMCs, leveraging our Ventures portfolio, and taking steps to deliver that value directly to shareholders over time.
•Our plan to spin-off Sunrise remains on track for Q4 this year and the Sunrise management team will host a Capital Markets Day in Zurich on September 9. We have also confirmed our intention to pay a CHF 240 million dividend in 2025.
•In the U.K. we announced a new, long-term mobile network sharing and spectrum acquisition agreement with Vodafone, and our fiber reach is now over 5 million2 homes and ramping. Preparations for the formation of our fixed NetCo are progressing well.
•We've reached a fixed network sharing MOU with Proximus in Belgium, secured 5G spectrum in the Netherlands at an attractive price, and excited to welcome Stephen van Rooyen, formerly of Sky, as CEO at VodafoneZiggo.
•We continue to rotate capital in our Ventures portfolio, independently valued at $3.0 billion3, following the ~$420 million in proceeds we received from the sale of our stake in All3Media. We also announced our intention to take a controlling position in the world's fastest growing motorsport, Formula E.
Our value creation strategy is supported by our robust balance sheet and disciplined capital allocation model. We have $3.5 billion(i) of cash and a long-term, fixed-rate debt profile with no material maturities until 2028. As part of our ongoing commitment to shareholder remuneration, we've repurchased ~5% of our shares outstanding through July 19th against our target of up to 10% of shares by year-end.
Against a highly competitive backdrop in the U.K. our strategy of focusing on value over volume, as well as successful implementation of the price rise, supported a recovery in fixed ARPU. In Switzerland, we're continuing to build operating momentum in both the main brand and flanker brands, supporting continued growth in broadband net adds and strong growth in mobile postpaid. We delivered a standout performance in the Netherlands during the quarter, supported by the fixed price rise and solid growth in mobile and B2B. In Belgium, as anticipated, a tough comp from the prior year did impact financial performance, but we continue to drive strong fixed ARPU growth, and we're seeing good trading performance following the launch of our BASE FMC offering nationwide. We are confirming today all 2024 guidance metrics, with the exception of VMO2 revenue, which moves from 'stable to decline' to 'low to mid-single-digit decline', reflecting the continued pressure on low-margin mobile hardware revenues."
(i)Including amounts held under separately managed accounts (SMAs).

Q2 Operating Company Highlights

(Consolidated)

Sunrise delivered strong broadband net adds and a solid financial performance in Q2

Operating highlights: During Q2, Sunrise delivered a second consecutive quarter of broadband growth, achieving 5,000 net adds, primarily driven by reduced churn on the main brand. In mobile, growth in postpaid accelerated, as Sunrise delivered 32,900 postpaid net adds, supported by an improved main brand performance and reduced churn. FMC penetration across the Sunrise broadband base continues to grow steadily, reaching 59% in Q2, an increase of 0.9% YoY. The spin-off remains on track for Q4'24.

Financial highlights: Revenue of $815.8 million in Q2 2024 was flat YoY on a reported basis and increased 0.5% on a rebased4 basis. The rebased increase was mainly due to (i) the positive impact of last year's July price rise and (ii) continued momentum in mobile subscription and B2B revenue. Adjusted EBITDA increased 0.3% YoY on a reported basis and 0.9% on a rebased basis to $288.0 million in Q2 2024, including $2 million of costs to capture5. The rebased increase was mainly due to (a) the aforementioned revenue increase, (b) a decrease in labor costs and (c) lower marketing spend, partially offset by higher wholesale costs. Adjusted EBITDA less P&E Additions of $148.0 million in Q2 decreased 10.1% YoY on a reported basis and 9.5% on a rebased basis, including $5 million of opex and capex costs to capture.

(Consolidated)

Telenet performance impacted by tough comparison base against Q2 last year, on track to deliver on full-year guidance

Operating highlights: During Q2, Telenet's postpaid mobile base declined by 500 while its broadband base declined by 4,800. Despite the intensely competitive market environment, the sequential improvement was driven by successful marketing campaigns and the launch of BASE Internet and BASE TV in early June. Following the launch of the fixed BASE product in Wallonia as well as in the Flemish and Brussels footprint, BASE is now a nationwide FMC brand. Earlier today, Telenet announced the signing of a MOU for collaboration on the further deployment of fiber networks in Flanders.

Financial highlights: Revenue of $755.1 million in Q2 2024 decreased 1.6% YoY on a reported basis and 0.9% on a rebased basis. The rebased decrease was primarily driven by (i) a decrease in B2B wholesale revenue following the loss of the VOO MVNO contract and (ii) a decrease in mobile revenue driven by lower interconnect revenue and handset sales, partially offset by the benefit of the June 2023 price rise. Adjusted EBITDA decreased 9.9% YoY on a reported basis and 9.2% on a rebased basis to $311.9 million in Q2, primarily due to (a) the adverse impact of a $11.2 million decrease in costs in the prior year period associated with the one-time benefit from expected settlements of certain operational contingencies, (b) higher staff-related expenses and (c) an increase in sales and marketing expenses, partially offset by lower interconnect and energy costs. Reported and rebased Adjusted EBITDA less P&E Additions decreased 39.8% and 39.5%, respectively, to $110.7 million in Q2.

(Non-consolidated Joint Venture)

VMO2 advances network evolution as targeted investments in future growth drivers continue

Operating highlights: VMO2's fixed customer base declined by 13,600 in Q2. Customer growth in the nexfibre footprint continues to build steadily and is expected to rise as marketing increases, however, this was offset by a moderate loss on the VMO2 footprint during the quarter when price rises were implemented. Having stabilized in recent quarters, fixed ARPU returned to growth in Q2, growing by 3.1% YoY. In mobile, the postpaid base declined by 118,400 in Q2. Reflective of wider market trends, activity in the premium end of the market remained lower than the prior year, impacting gross additions, while churn remained stable. VMO2's full fiber footprint reached the milestone of 5 million premises2 at the end of Q2. Fiber build pace increased by 68% YoY, as the total serviceable footprint grew by 295,300 homes in Q2, principally through build on behalf of nexfibre. On the mobile side, almost two thirds of the U.K. population is now covered by VMO2's 5G connectivity and in July, VMO2 and Vodafone announced a new, long-term network sharing agreement.

Financial highlights (in U.S. GAAP)6: Revenue11 of $3,375.4 million in Q2 2024 decreased 0.5% YoY on a reported basis and 1.4% YoY on a rebased basis. The rebased decrease was primarily due to the net effect of (i) a decrease in mobile revenue due to lower handset sales, (ii) an increase in other revenue due to low-margin construction revenue from the nexfibre JV, (iii) an increase in residential fixed revenue due to the implementation of contractual price rises and (iv) a decrease in B2B fixed revenue, with each revenue category as defined and reported by the VMO2 JV. Q2 Adjusted EBITDA11 decreased 0.6% YoY on a reported basis and 1.5% YoY on a rebased basis to $1,132.4 million, including $13 million of opex costs to capture. The YoY decrease in Adjusted EBITDA was primarily due to the net effect of (a) a benefit of approximately $13 million during Q2 2024 related to higher capitalized costs by the VMO2 JV due to a change in the terms of a related-party contract and (b) investment in IT and digital efficiency programs. Q2 Adjusted EBITDA less P&E Additions11 increased 16.8% YoY on a reported basis and 15.7% YoY on a rebased basis to $546.4 million, including $39 million of opex and capex costs to capture.

Financial highlights (in IFRS): Revenue of £2,673.7 million ($3,375.4 million) in Q2 2024 decreased 1.4% YoY on a rebased basis. Q2 Adjusted EBITDA of £987.8 million ($1,247.1 million), including costs to capture, decreased 1.0% YoY on a rebased basis. Q2 Adjusted EBITDA less P&E Additions of £424.8 million ($536.7 million), including costs to capture, increased 1.6% YoY on a rebased basis. The drivers of these IFRS changes are largely consistent with those under U.S. GAAP detailed above.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit its investor relations page to access the Q2 earnings release.

(Non-consolidated Joint Venture)

VodafoneZiggo sustains solid financial performance, confirming 2024 guidance

Operating highlights: During Q2, mobile postpaid net adds declined by 18,400, driven by B2B government contract losses. The broadband base contracted by 22,600 in the quarter, as a 27,400 decline in Consumer was only partially offset by a 4,800 increase in B2B. Both mobile and fixed ARPU continued to grow in the quarter, supported by the benefit of the price indexation implemented in October. The FMC7 broadband households penetration remained stable at 48%. In July, VodafoneZiggo successfully acquired 100 MHz spectrum license in the 3.5 GHz band.

Financial highlights: Revenue increased 0.3% YoY on a reported basis and 1.5% YoY on a rebased basis to $1,091.6 million in Q2. The rebased increase was primarily due to continued growth in mobile and B2B fixed revenue, partially offset by a decline in the B2C fixed customer base. Adjusted EBITDA increased 7.0% YoY on a reported basis and 8.2% on a rebased basis to $518.7 million in Q2. The rebased increase was primarily driven by (i) the aforementioned revenue increase and (ii) lower energy and consulting costs. Adjusted EBITDA less P&E Additions increased 15.5% YoY on a reported basis and 16.9% on a rebased basis to $263.8 million in Q2.

Liberty Global Consolidated Q2 Highlights
•Q2 revenue increased 1.4% YoY on a reported basis and 2.2% on a rebased basis to $1,873.7 million
•Q2 net earnings (loss) increased 153.8% YoY on a reported basis to $275.2 million
•Q2 Adjusted EBITDA increased 0.5% YoY on a reported basis and 1.0% on a rebased basis to $604.7 million
•Q2 property & equipment additions were 20.0% of revenue, as compared to 19.1% in Q2 2023
•Balance sheet with $5.0 billion of total liquidity8
◦Comprised of nearly $2.0 billion of cash, $1.5 billion of investments held under SMAs and $1.5 billion of unused borrowing capacity9
•Blended, fully-swapped borrowing cost of 3.45% on a debt balance of $15.6 billion

Liberty Global	Q2 2024	Q2 2023	YoY Change (reported)	YoY Change (rebased)	YTD 2024	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(19,200)	(29,300)			(38,000)

Financial
(in millions, except percentages)
Revenue	$1,873.7	$1,848.0	1.4%	2.2%	$3,818.8	2.8%	2.0%
Net earnings (loss)	$275.2	$(511.3)	153.8%		$802.2	165.5%
Adjusted EBITDA	$604.7	$601.4	0.5%	1.0%	$1,186.1	(3.2%)	(3.0%)
P&E additions	$374.7	$352.7	6.2%		$739.8	(0.4%)
Adjusted EBITDA less P&E Additions	$230.0	$248.7	(7.5%)	(7.7%)	$446.3	(7.7%)	(5.3%)

Cash provided by operating activities	$546.1	$691.8	(21.1%)		$791.8	(20.8%)
Cash provided (used) by investing activities	$522.4	$(63.1)	927.9%		$310.7	120.9%
Cash used by financing activities	$(189.3)	$(518.8)	63.5%		$(473.3)	(260.4%)

Adjusted FCF	$258.5	$328.7	(21.4%)		$73.1	(51.4%)
Distributable Cash Flow	$258.5	$533.9	(51.6%)		$73.1	(86.8%)

Customer Growth

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Organic customer net losses by market
Sunrise	(1,000)	(8,100)	(1,800)	(5,800)
Telenet	(12,500)	(13,100)	(27,400)	(28,200)
VM Ireland	(4,100)	(6,800)	(5,400)	(9,300)
UPC Slovakia	(1,600)	(1,300)	(3,400)	(2,500)
Total	(19,200)	(29,300)	(38,000)	(45,800)

VMO2 JV(i)	(13,600)	(24,700)	(15,600)	(3,800)
VodafoneZiggo JV(ii)	(31,600)	(33,900)	(66,800)	(37,400)
______________________

(i)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(ii)Fixed-line customer counts for the VodafoneZiggo JV include certain B2B customers.

Net earnings (loss)
Net earnings (loss) was $275.2 million and ($511.3 million) for the three months ended June 30, 2024 and 2023, respectively, and $802.2 million and ($1,224.8 million) for the six months ended June 30, 2024 and 2023, respectively.

Financial Highlights
The following tables present (i) Revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$815.8	$816.2	—	0.5	$1,669.8	$1,623.6	2.8	0.2
Telenet	755.1	767.0	(1.6)	(0.9)	1,517.7	1,521.5	(0.2)	(0.7)
VM Ireland	120.0	123.9	(3.1)	(1.9)	243.0	246.9	(1.6)	(1.6)
Central and Other	255.4	206.2	23.9	25.0	525.0	450.7	16.5	22.6
Intersegment eliminations(i)	(72.6)	(65.3)	N.M.	N.M.	(136.7)	(126.3)	N.M.	N.M.
Total	$1,873.7	$1,848.0	1.4	2.2	$3,818.8	$3,716.4	2.8	2.0

VMO2 JV(ii)	$3,375.4	$3,391.5	(0.5)	(1.4)	$6,658.2	$6,554.2	1.6	(0.9)
VodafoneZiggo JV(ii)	$1,091.6	$1,088.4	0.3	1.5	$2,205.6	$2,171.8	1.6	1.5
_______________

N.M. - Not Meaningful

(i)Amounts primarily relate to the revenue recognized within our T&I Function related to the Tech Framework. For additional information on the Tech Framework, see the Glossary.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Adjusted EBITDA	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$288.0	$287.1	0.3	0.9	$567.3	$550.1	3.1	0.7
Telenet	311.9	346.0	(9.9)	(9.2)	620.3	648.9	(4.4)	(4.8)
VM Ireland	45.7	47.3	(3.4)	(2.1)	85.7	88.8	(3.5)	(3.4)
Central and Other(i)	(25.8)	(63.8)	59.6	58.2	(56.8)	(31.7)	(79.2)	(8.7)
Intersegment eliminations(ii)	(15.1)	(15.2)	N.M.	N.M.	(30.4)	(30.2)	N.M.	N.M.
Total	$604.7	$601.4	0.5	1.0	$1,186.1	$1,225.9	(3.2)	(3.0)

VMO2 JV(iii)(iv)	$1,132.4	$1,138.8	(0.6)	(1.5)	$2,206.0	$2,164.7	1.9	(0.6)
VodafoneZiggo JV(iii)	$518.7	$484.9	7.0	8.2	$1,037.7	$956.4	8.5	8.5
_______________

N.M. - Not Meaningful

(i)Amounts include development costs related to our internally-developed software subsequent to our decision in May 2023 to externally market such software.
(ii)Amounts relate to the Adjusted EBITDA impact within our T&I Function related to the Tech Framework. For additional information on the Tech Framework, see the Glossary.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.
(iv)2024 amounts for the VMO2 JV include the benefit of approximately $13 million and $28 million, respectively, related to higher capitalized costs by the VMO2 JV due to a change in the terms of a related-party contract.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	June 30,				June 30,
	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$148.0	$164.7	(10.1)	(9.5)	$277.4	$278.7	(0.5)	(2.4)
Telenet	110.7	184.0	(39.8)	(39.5)	235.4	313.9	(25.0)	(25.5)
VM Ireland	4.1	(4.2)	197.6	197.4	4.7	4.2	11.9	10.3
Central and Other	(32.8)	(95.8)	65.8	65.0	(71.2)	(113.5)	37.3	47.4
Total	$230.0	$248.7	(7.5)	(7.7)	$446.3	$483.3	(7.7)	(5.3)

VMO2 JV(i)	$546.4	$468.0	16.8	15.7	$934.2	$903.3	3.4	0.8
VodafoneZiggo JV(i)	$263.8	$228.3	15.5	16.9	$538.1	$449.4	19.7	19.7
_______________

N.M. - Not Meaningful

(i)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $15.6 billion
•Average debt tenor10: 4.4 years, with ~10% not due until 2030 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.45%
•Liquidity: $5.0 billion, including (i) $2.0 billion of cash at June 30, 2024, (ii) $1.5 billion of investments held under SMAs and (iii) $1.5 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Rebased Revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, operating and capital expenses, property and equipment additions, Adjusted Free Cash Flow and Distributable Cash Flow, as well as the 2024 financial guidance, including revisions, provided by us and our operating companies and joint ventures, which includes expected capital intensity; our future strategies for maximizing and creating value for our shareholders; the anticipated spin-off of our Swiss operating company, Sunrise, including the timing and location of the anticipated closing and the hosting of a capital markets day, as well as any anticipated dividends to be paid from Sunrise and the timing thereof; the pricing strategies at our operating companies and our joint ventures; the expected drivers of future financial performance at our operating companies and our joint ventures; expectations with respect to a new memorandum of understanding by our subsidiaries in Belgium, including the timing, costs and benefits to be received therefrom; expectations with respect to the benefits to be derived from a spectrum auction in the Netherlands, our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services, including VMO2's new long-term network sharing agreement with Vodafone, as well as the planned division of VMO2 into a network company and a service company, and the timing, costs and benefits to be derived from both such endeavors; our strategic plans for our ventures portfolio, including expected capital rotation and the intention to become a controlling shareholder in Formula E; our share repurchase program, including the percentage amount of shares we intend to repurchase during the year; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of our third-party debt and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our share buyback plan for 2024 authorized the repurchase of up to 10% of our outstanding shares as of December 31, 2023. Under the program, Liberty Global may acquire from time to time its Class A common shares, Class C common shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for Liberty Global and other financial institutions with whom Liberty Global has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million* connections across Europe. Our businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2023 Liberty Global consolidated results and the combined as reported full year 2023 results for the VodafoneZiggo JV and full year 2023 U.S. GAAP results for the VMO2 JV.

Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
                    Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2024, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and six months ended June 30, 2023 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three and six months ended June 30, 2024, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of to the same extent these entities are excluded in our results for the three and six months ended June 30, 2024, (iii) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone and Deutsche Telekom, to reflect amounts related to these services equal to those included in our results for the three and six months ended June 30, 2024 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2024. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2023 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2023 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended June 30, 2023			Six months ended June 30, 2023
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and dispositions(i)	$1.3	$3.8	$3.9	$(18.3)	$(16.7)	$(16.7)
Foreign currency	(15.7)	(6.3)	(3.3)	44.4	13.5	4.5
Total	$(14.4)	$(2.5)	$0.6	$26.1	$(3.2)	$(12.2)

VMO2 JV(ii):
Foreign currency	$30.1	$10.7	$4.2	$167.8	$55.5	$23.2

VodafoneZiggo JV(ii):
Foreign currency	$(12.5)	$(5.5)	$(2.6)	$0.2	$—	$—
_______________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone and Deutsche Telekom. These adjustments result in an equal amount of fees in both the 2024 and 2023 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at June 30, 2024, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$977.0	$1,505.7	$—	$2,482.7
Telenet	1,022.4	—	659.0	1,681.4
Sunrise Holding	10.9	—	757.7	768.6
VM Ireland	1.0	—	107.2	108.2
Total	$2,011.3	$1,505.7	$1,523.9	$5,040.9
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.5 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the June 30, 2024 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

Sunrise Holding	$6,407.4	$28.5	$6,435.9	$385.4	$6,821.3
Telenet	6,849.9	3.4	6,853.3	(161.3)	6,692.0
VM Ireland	964.5	—	964.5	—	964.5
Other(iii)	1,358.2	20.4	1,378.6	—	1,378.6
Total	$15,580.0	$52.3	$15,632.3	$224.1	$15,856.4
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for Sunrise Holding include notes issued by special purpose entities that are consolidated by Sunrise Holding.
(iii)Debt amount includes a loan of $1,348.0 million backed by the shares we hold in Vodafone Group plc.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	$52.1	$70.7	$104.2	$140.0
New build & upgrade	75.6	53.7	147.0	81.8
Capacity	52.7	38.5	88.8	94.5
Baseline	120.8	96.8	261.1	233.8
Product & enablers	73.5	93.0	138.7	192.5
Total P&E additions	374.7	352.7	739.8	742.6
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(26.5)	(56.0)	(66.3)	(98.3)
Assets acquired under finance leases	(0.1)	(9.6)	(0.6)	(16.9)
Changes in current liabilities related to capital expenditures	(58.8)	24.1	(32.8)	61.0
Total capital expenditures, net(ii)	$289.3	$311.2	$640.1	$688.4

P&E additions as % of revenue	20.0%	19.1%	19.4%	20.0%
_______________

(i)Amounts exclude related VAT of $2.2 million and $3.2 million for the three months ended June 30, 2024 and 2023, respectively, and $7.3 million and $9.9 million for the six months ended June 30, 2024 and 2023, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended June 30,		Increase/(decrease)
	2024	2023	Reported %	Rebased %

Liberty Global	$65.62	$64.80	1.3%	2.2%
VM Ireland	€62.04	€61.68	0.6%	0.6%
Telenet	€62.10	€59.24	4.8%	4.8%
Sunrise Holding	€59.30	€59.28	—%	(0.5%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		Increase/(decrease)
	2024	2023	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$26.38	$26.96	(2.2%)	(1.1%)
Excluding interconnect revenue	$24.46	$25.10	(2.5%)	—%

	Operating Data — June 30, 2024
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Consolidated Liberty Global:
Sunrise(v)	2,733,300	1,466,200	1,191,600	1,186,300	908,200	3,286,100	2,526,000	2,880,300
Telenet(vi)	4,202,400	1,980,100	1,719,600	1,619,400	892,300	4,231,300	2,676,000	2,890,100
VM Ireland	993,900	397,400	365,400	217,200	176,200	758,800	135,600	135,600
UPC Slovakia	643,800	173,800	143,000	155,900	86,500	385,400	—	—
Total Liberty Global	8,573,400	4,017,500	3,419,600	3,178,800	2,063,200	8,661,600	5,337,600	5,906,000

VMO2 JV(vii)	16,209,700	5,811,200	5,710,700			12,505,700	15,870,200	35,656,500
VodafoneZiggo JV(viii)	7,549,500	3,486,200	3,161,000	3,459,900	1,379,600	8,000,500	5,296,100	5,615,500

	Subscriber Variance Table — June 30, 2024 vs. March 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Organic Change Summary

Consolidated Liberty Global:
Sunrise(v)	10,900	(1,000)	5,000	(7,600)	(13,500)	(16,100)	32,900	26,100
Telenet(vi)	1,800	(12,500)	(4,800)	(17,700)	(20,600)	(43,100)	(500)	(9,000)
VM Ireland	6,800	(4,100)	(2,800)	(5,600)	(14,800)	(23,200)	1,400	1,400
UPC Slovakia	1,000	(1,600)	(800)	(3,000)	(500)	(4,300)	—	—
Total Liberty Global	20,500	(19,200)	(3,400)	(33,900)	(49,400)	(86,700)	33,800	18,500

VMO2 JV(vii)	4,100	(13,600)	(12,200)			(123,300)	(118,400)	283,000
VodafoneZiggo JV(viii)	16,300	(31,600)	(22,600)	(31,800)	(55,100)	(109,500)	(18,400)	(26,500)

Q2 2024 Joint Ventures Adjustments:
VodafoneZiggo JV(viii)	—	—	—	—	—	—	(9,600)	(9,600)
Total adjustments	—	—	—	—	—	—	(9,600)	(9,600)

Footnotes for Operating Data and Subscriber Variance Tables

(i)At Sunrise, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers at Sunrise include approximately 38,200 subscribers who have requested and received this service.
(ii)We have approximately 28,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)At Sunrise, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers at Sunrise include approximately 89,700 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of June 30, 2024, our mobile subscriber count included approximately 354,300, 214,100, 7,558,600 and 319,400 prepaid mobile subscribers at Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV, respectively. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 9,829,900 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(v)Pursuant to service agreements, Sunrise offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Sunrise's homes passed count as we do not own these networks. Including these arrangements, our operations at Sunrise have the ability to offer fixed services to the national footprint.
(vi)Includes our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.
(vii)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(viii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1Represents $419 million of cash received from the sale of All3Media, which includes the repayment of principal and interest associated with notes receivable
2Includes homes passed by the nexfibre partner network, which VMO2 JV has access to and acts as the anchor tenant.
3Amounts exclude SMAs and include the book values for Slovakia and Egg. Amounts also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value. Includes listed stakes in ITV, Lionsgate and Vodafone.
4The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. See the Rebase Information section for more information on rebased growth.
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6This release includes the actual U.S. GAAP results for the VMO2 JV for the three and six months ended June 30, 2024 and 2023. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q2 earnings release.
7Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
8Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
9Our aggregate unused borrowing capacity of $1.5 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant June 30, 2024 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to June 30, 2024.
10For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2030 or thereafter includes all of these amounts.
11The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by recurring U.S. GAAP to IFRS accounting differences, as further described and reconciled below.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	in millions

Revenue:
U.S. GAAP revenue	$3,375.4	$3,391.5	$6,658.2	$6,554.2
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS revenue	$3,375.4	$3,391.5	$6,658.2	$6,554.2

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,132.4	$1,138.8	$2,206.0	$2,164.7
U.S. GAAP/IFRS adjustments(i)	114.7	108.7	215.0	210.5
IFRS Adjusted EBITDA (including costs to capture)	$1,247.1	$1,247.5	$2,421.0	$2,375.2

Property & equipment additions:
U.S. GAAP P&E additions	$586.0	$670.8	$1,271.8	$1,261.4
U.S. GAAP/IFRS adjustments(i)	124.4	53.3	259.7	112.4
IFRS P&E additions (including costs to capture)	$710.4	$724.1	$1,531.5	$1,373.8

Adjusted EBITDA less P&E additions:
U.S. GAAP Adjusted EBITDA less P&E additions	$546.4	$468.0	$934.2	$903.3
U.S. GAAP/IFRS adjustments(i)	(9.7)	55.4	(44.7)	98.1
IFRS Adjusted EBITDA less P&E additions (including costs to capture)	$536.7	$523.4	$889.5	$1,001.4
_______________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) lease accounting.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of Net Earnings (loss) to Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions

Net earnings (loss)	$275.2	$(511.3)	$802.2	$(1,224.8)
Income tax expense	60.7	159.2	87.6	171.7
Other income, net	(83.7)	(75.8)	(127.2)	(119.7)
Gain on All3Media Sale	(242.9)	—	(242.9)	—
Share of results of affiliates, net	25.6	(138.3)	33.6	100.3
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	30.1	410.8	(84.8)	416.3
Foreign currency transaction losses (gains), net	(228.9)	(56.4)	(298.0)	246.5
Realized and unrealized gains on derivative instruments, net	(68.5)	(51.1)	(633.8)	(16.7)
Interest expense	251.5	213.7	505.0	414.6
Operating income (loss)	19.1	(49.2)	41.7	(11.8)
Impairment, restructuring and other operating items, net	4.7	3.9	38.2	20.3
Depreciation and amortization	531.4	570.9	1,012.1	1,097.8
Share-based compensation expense	49.5	75.8	94.1	119.6
Adjusted EBITDA	604.7	601.4	1,186.1	1,225.9
Property and equipment additions	(374.7)	(352.7)	(739.8)	(742.6)
Adjusted EBITDA less P&E Additions	$230.0	$248.7	$446.3	$483.3

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows. Net cash provided by operating activities includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $0.7 million and $4.5 million during the three months ended June 30, 2024 and 2023, respectively, and $5.9 million and $16.1 million during the six months ended June 30, 2024 and 2023, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. The following table provides a reconciliation of our net cash provided by operating activities to Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
	in millions

Net cash provided by operating activities	$546.1	$691.8	$791.8	$999.6
Operating-related vendor financing additions(i)	164.6	135.3	324.4	276.7
Cash capital expenditures, net	(289.3)	(311.2)	(640.1)	(688.4)
Principal payments on operating-related vendor financing	(131.1)	(125.4)	(322.1)	(268.9)
Principal payments on capital-related vendor financing	(30.2)	(57.7)	(75.3)	(162.2)
Principal payments on finance leases	(1.6)	(4.1)	(5.6)	(6.5)
Adjusted FCF	258.5	328.7	73.1	150.3
Other affiliate dividends	—	205.2	—	403.5
Distributable Cash Flow	$258.5	$533.9	$73.1	$553.8
_______________

(i)For purposes of our condensed consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Debt and Net Debt Ratios: Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net loss for the last twelve months (reported LTM net loss) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments held under SMAs. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net loss and LTM Adjusted EBITDA ratios as of and for the twelve months ended June 30, 2024 (in millions, except ratios):

Reconciliation of reported LTM net loss to LTM Adjusted EBITDA:
Reported LTM net loss	$(1,846.8)
Income tax expense	65.5
Other income, net	(233.0)
Gain associated with the Telenet Wyre Transaction	(377.8)
Gain on All3Media sale	(242.9)
Share of results of affiliates, net	1,952.6
Loss on debt extinguishment, net	1.4
Realized and unrealized loss due to changes in fair values of certain investments, net	56.2
Foreign currency transaction gain, net	(473.7)
Realized and unrealized gain on derivative instruments, net	(90.8)
Interest expense	998.3
Operating loss	(191.0)
Impairment, restructuring and other operating items, net	85.8
Depreciation and amortization	2,229.5
Share-based compensation expense	205.5
LTM Adjusted EBITDA	$2,329.8

Debt to reported LTM net loss and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,632.3
Principal related projected derivative cash payments	224.1
Vodafone Collar Loan	(1,348.0)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,508.4

Reported LTM net loss	$(1,846.8)
Debt to reported LTM net loss ratio	(7.9)

LTM Adjusted EBITDA	$2,329.8
Debt to LTM Adjusted EBITDA ratio	6.2

Net Debt to reported LTM net loss and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,508.4
Cash and cash equivalents and investments held under SMAs	(3,517.0)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$10,991.4

Reported LTM net loss	$(1,846.8)
Net debt to reported LTM net loss ratio	(6.0)

LTM Adjusted EBITDA	$2,329.8
Net debt to LTM Adjusted EBITDA ratio	4.7

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV's networks in the U.K. and Ireland as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDAaL Information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) the percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on both a reported and rebased basis for each of our reportable segments.

	Three months ended June 30,		Increase/(decrease)		Six months ended June 30,		Increase/(decrease)
	2024	2023	Reported %	Rebased %	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
Sunrise	$288.0	$287.1	0.3	0.9	$567.3	$550.1	3.1	0.7
Telenet	311.9	346.0	(9.9)	(9.2)	620.3	648.9	(4.4)	(4.8)
VM Ireland	45.7	47.3	(3.4)	(2.1)	85.7	88.8	(3.5)	(3.4)
Central and Other(i)	(25.8)	(63.8)	59.6	58.2	(56.8)	(31.7)	(79.2)	(8.7)
Intersegment eliminations(ii)	(15.1)	(15.2)	N.M.	N.M.	(30.4)	(30.2)	N.M.	N.M.
Total Adjusted EBITDA	$604.7	$601.4	0.5	1.0	$1,186.1	$1,225.9	(3.2)	(3.0)

VMO2 JV(iii)	$1,132.4	$1,138.8	(0.6)	(1.5)	$2,206.0	$2,164.7	1.9	(0.6)
VodafoneZiggo JV(iii)	$518.7	$484.9	7.0	8.2	$1,037.7	$956.4	8.5	8.5

Finance lease adjustments:
Sunrise	$(1.7)	$(1.7)			$(3.4)	$(2.9)
Telenet	(0.2)	(2.9)			(0.5)	(23.2)
Central and Other	(0.9)	(2.1)			(1.6)	(4.1)
Total finance lease adjustments	$(2.8)	$(6.7)			$(5.5)	$(30.2)

VMO2 JV(ii)	$(7.1)	$(2.0)			$(9.3)	$(4.1)
VodafoneZiggo JV(ii)	$(3.0)	$(2.1)			$(5.9)	$(4.5)

Adjusted EBITDAaL:
Sunrise	$286.3	$285.4	0.3	0.8	$563.9	$547.2	3.1	0.6
Telenet	311.7	343.1	(9.2)	(10.6)	619.8	625.7	(0.9)	(5.5)
VM Ireland	45.7	47.3	(3.4)	(2.1)	85.7	88.8	(3.5)	(3.4)
Central and Other(i)	(26.7)	(65.9)	59.5	58.3	(58.4)	(35.8)	(63.1)	(3.6)
Intersegment eliminations(ii)	(15.1)	(15.2)	N.M.	N.M.	(30.4)	(30.2)	N.M.	N.M.
Total Adjusted EBITDAaL	$601.9	$594.7	1.2	0.3	$1,180.6	$1,195.7	(1.3)	(3.2)

VMO2 JV(iii)	$1,125.3	$1,136.8	(1.0)	(1.9)	$2,196.7	$2,160.6	1.7	(0.9)
VodafoneZiggo JV(iii)	$515.7	$482.8	6.8	8.1	$1,031.8	$951.9	8.4	8.4
______________________
N.M. - Not Meaningful

(i)Amounts include development costs related to our internally-developed software subsequent to our decision in May 2023 to externally market such software.
(ii)Amounts relate to the Adjusted EBITDA impact within our T&I Function related to the Tech Framework.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV.

Appendix - Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	June 30, 2024	December 31, 2023

Spot rates:
Euro	0.9332	0.9038
Swiss franc	0.8986	0.8392
British pound sterling	0.7910	0.7835
Polish zloty	4.0225	3.9272

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Average rates:
Euro	0.9289	0.9183	0.9250	0.9252
Swiss franc	0.9041	0.8988	0.8894	0.9120
British pound sterling	0.7922	0.7987	0.7904	0.8108
Polish zloty	3.9953	4.1726	3.9925	4.2811